EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of April 14, 2014 (the “Effective Date”) by and between FedFirst Exchange Corporation (the “Buyer”) and Richard B. Boyer (the “Shareholder”).

WHEREAS, the Shareholder currently owns 300 shares of common stock, $1.00 par value per share (the “Shares”), of Exchange Underwriters, Inc. (the “Company”) and the Buyer currently owns 1,200 shares of common stock of the Company; and

WHEREAS, the Buyer and the Shareholder are currently parties to a Stock Purchase Agreement dated as of May 29, 2002 (the “Original Stock Purchase Agreement”) pursuant to which the Buyer is obligated to purchase the Shares from the Shareholder on May 29, 2014; and

WHEREAS, contemporaneously with the execution of this Agreement on the Effective Date, the Buyer and the Shareholder are entering into that certain Amendment No. 1 to Stock Purchase Agreement (“Amendment No. 1”) in respect of the Original Stock Purchase Agreement; and

WHEREAS, simultaneously herewith FedFirst Financial Corporation, the parent of the Buyer, is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Financial Services, Inc., pursuant to which FedFirst Financial Corporation will be merged into CB Financial Services, Inc. (the “Merger”); and

WHEREAS, in connection with the consummation of the Merger, the Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to the Buyer, all of the Shares upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant, agree, warrant, represent, and stipulate as follows:

1.           Payment of Deferred Payment.  Within two business days following the Effective Date, the Buyer shall pay the Shareholder $45,273.00, in immediately available federal funds by wire transfer to a bank account identified by the Shareholder or by certified or cashier’s check, which shall represent payment in full of the Deferred Payment (as defined in the Original Stock Purchase Agreement) plus interest thereon as calculated under the Original Stock Purchase Agreement.

2.           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, the Shareholder agrees to sell to the Buyer, and the Buyer agrees to purchase from the Shareholder, all of the Shares.  In consideration for the purchase by the Buyer of the Shares, the Buyer shall pay the Shareholder an aggregate of $1,154,727.00 (the “Purchase Price”).

3.           Closing.  The closing of the transactions contemplated by this Agreement (the “SPA Closing”) shall take place immediately prior to the closing of the transactions contemplated by the Merger Agreement (the “Merger Closing”).  At the SPA Closing, (a) the Purchase Price shall be paid in immediately available federal funds by wire transfer to a bank account identified by the Shareholder or by certified or cashier’s check and (b) the Shareholder shall deliver to the Buyer one or more stock certificates representing the Shares, duly endorsed for transfer to the Buyer or accompanied by stock transfer powers duly executed in blank, free and clear of all liens, claims and encumbrances.

4.           Continuation of Variable Portion.  Until the occurrence of SPA Closing, the Shareholder shall continue to be paid the Variable Portion (as defined in the Original Stock Purchase Agreement) (i.e., an amount equal to twenty percent (20%) of the Company’s after-tax net income, as determined by the accountants regularly servicing the Company’s books, in accordance with generally accepted accounting principles applied on a consistent basis).  To the extent all such amounts are not paid to the Shareholder prior to the SPA Closing, the Buyer shall cause all such amounts accruing up to occurrence of the SPA Closing which are then unpaid to be fully paid in immediately available federal funds by wire transfer to a bank account identified by the Shareholder or by certified or cashier’s check to the Shareholder within thirty (30) days following the SPA Closing.

5.           Representations and Warranties of the Shareholder.  The Shareholder represents and warrants to the Buyer that:  (a) the Shareholder is the lawful owner of the Shares, free and clear of any and all claims, liens, security interests and encumbrances; (b) the Shareholder has the right to enter into this Agreement and to sell the Shares to the Buyer in accordance with the terms of this Agreement; (c) the execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated by this Agreement will not, violate (i) any law, rule or regulation, (ii) any judgment, decree or order or (iii) or any contract or agreement, in each case to which the Shareholder is subject; and (d) the Shareholder has not incurred , nor made any commitment for, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

6.           Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Shareholder that: (a) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; (b) this Agreement, upon execution thereof, will be the binding obligation of the Buyer enforceable against it in accordance with its terms; (c) the execution, delivery and performance of this Agreement by the Buyer do not, and the consummation of the transactions contemplated by this Agreement will not, violate (i) any law, rule or regulation, (ii) any judgment, decree or order or (iii) or any, Articles of Incorporation, By-Laws, contracts or agreements, in each case to which the Buyer is subject; (d) the Buyer has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions of this Agreement  and the execution, deliver and performance of this Agreement by the Buyer has been duly approved by the Buyer’s Board of Directors; (e) the Buyer has not incurred , nor made any commitment for, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement; and (f) the Buyer acknowledges and understands that the Shares are not registered under the Securities Act of 1933, as amended, or under any state securities laws, are not readily marketable and may not be sold except in a transaction registered under applicable securities law or unless exempt from registration thereunder. The Buyer represents and warrants that the Shares are being acquired for investment purposes only and not with a view toward distribution or resale.

7.           Entire Agreement.  Subject to Sections 8 and 9 below, this Agreement supersedes all prior discussions, understandings and agreements between and among the parties with respect to the specific matters contained herein and contains the sole and entire agreement between the parties hereto specifically with respect to the purchase and sale of the Shares contemplated herein.   For the avoidance of doubt, however, it is understood the Original Stock Purchase Agreement and Amendment No. 1 are not terminated by this Agreement except as may occur pursuant to Section 8 below.

8.           Prior Agreement.  As of and subject to the Merger Closing, the Original Stock Purchase Agreement and Amendment No. 1 shall then be terminated and superseded by this Agreement, and the Buyer and the Shareholder shall have no obligations whatsoever under the Original Stock Purchase Agreement.

9.           Termination.  In the event that (a) the Merger Agreement is terminated for any reason or (b) the SPA Closing has not occurred on or before March 31, 2015, this Agreement shall be void ab initio and of no further force and effect; provided, however, that in such event, the Original Stock Purchase Agreement and Amendment No. 1 shall continue in full force and effect, but the Buyer shall then have no further obligation thereunder with respect to the Deferred Payment or the accrued interest thereon provided that the amount set forth in Section 1 of this Agreement has been fully paid by the Buyer pursuant to this Agreement.

10.           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective principals, heirs, legatees, representatives, assigns and successors.

12.           Governing Law.  The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts-of-law principles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FEDFIRST EXCHANGE CORPORATION

By:	/s/ Patrick G. O’Brien
Name: Patrick G. O’Brien Title: President and Chief Executive Officer

/s/ Richard B. Boyer
Richard B. Boyer